Exhibit 4.2

Signature Version

SHAREHOLDERS’ AGREEMENT OF

GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

This Shareholders’ Agreement is entered into by and among the following parties:

(a) GLOBO COMUNICAÇÕES E PARTICIPAÇÕES S.A., with address at Avenida Afrânio de Melo Franco, 135, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the CNPJ/MF under number 27.865.757/0001-02, herein represented by Mrs. Rossana Fontenele Berto and Mr. Stefan Alexander (hereinafter referred to as “Globopar”); DISTEL HOLDING S.A., with address at Avenida Afrânio de Melo Franco, 135, Parte, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the CNPJ/MF under number 00.065.376/0001-84, herein represented by Mrs. Rossana Fontenele Berto and Mr. Stefan Alexander (hereinafter referred to as “Distel” and, jointly with Globopar, “GLOBO”);

(b) LATAM DO BRASIL PARTICIPAÇÕES S.A., with address at Rua Regente Feijó, 166, office 1687-A, part, Centro, State of Rio de Janeiro, City of Rio de Janeiro, enrolled with the CNPJ/MF under number 07.165.506/0001-08, hereafter represented by its attorneys-in-fact, Alberto de Orleans e Bragança and Marcos Medeiros Coelho da Rocha (hereinafter referred to as “LATAM”);

and, as Intervening Parties,

(c) GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a corporation with head-office at Av. Afrânio de Melo Franco, 135 - 5th floor - part, in the City of Rio de Janeiro, State of Rio de Janeiro, registered with the CNPJ/MF under number 04.527.9020/0001-42, herein represented by its Mrs. Rossana Fontenele Berto and Mr. Stefan Alexander (hereinafter referred to as “GB”); and

(d) Teléfonos de México, S.A. de C.V., a company duly incorporated and validly existing under the laws of the Mexico, with address at Parque Via 198, Colônia Cuahtemoc, CP 06599, Cidade do México, México, herein represented by its legal representative, Mr. Jorge L. de Barros Nobrega (hereinafter referred to as “TELMEX”).

WHEREAS GLOBO and LATAM (the “GB Shareholders”) are holders, on this date, of all the common shares and preferred shares (the “GB Shares”) issued by GB, as described in the following table:

Shareholder	ON Shares	Voting Capital %	PN Shares	Total Capital % (ON + PN)
Globopar	70,093,585	26.20%	—	8.73%
Distel	66,330,469	24.80%	—	8.27%
Sub-Total GLOBO	136,424,054	51%	—	17%

LATAM	131,074,091	49%	534,996,288	83%

Total	267,498,145	100%	534,996,288	100%

WHEREAS GB is the holder, on this date, of Common Shares representing fifty-one per cent (51%) of the voting capital of NET SERVIÇOS DE COMUNICAÇÃO S.A., a company with address at Rua Verbo Divino, 1356, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under number 00.108.786/0001-65 (hereinafter “NET SERVIÇOS”);

WHEREAS, on this date, GB, GLOBO LATAM and TELMEX entered into the NET SERVIÇOS Shareholders’ Agreement, which (i) is binding upon and sets forth restrictions to the Transfer of the Common Shares and of certain Preferred Shares issued by NET SERVIÇOS, as well as is binding upon and sets forth restrictions to the Transfer of all the shares issued by GB and (ii) sets forth certain other provisions governing the relationship of the GB Shareholders in connection with their shareholdings in NET SERVIÇOS, including but not limited to the exercise of their voting rights with respect to the Relevant Matters at the level of NET SERVIÇOS and its subsidiaries (the “NET Shareholders’ Agreement”); and

WHEREAS GLOBO and LATAM wish to set forth additional rules concerning the Transfer of their GB Shares, causing said shares to be bound to this Shareholders’ Agreement, as well as to regulate the exercise of the voting right of their GB shares, in addition to other matters provided for herein;

Now, therefore, the parties have decided to enter into this Shareholders’ Agreement, hereinafter referred to as “Shareholders’ Agreement”, in conformity with the provisions set forth in article 118, and paragraphs thereof, of Law no. 6404/76, in the following terms and conditions.

1. DEFINITIONS

1.1 Except as otherwise expressly provided for in this Shareholders’ Agreement, for the purposes of this Shareholders’ Agreement, the capitalized terms used hereunder without definition shall have the same meaning ascribed to them in the NET Shareholders’ Agreement.

2. BOUND SHARES

2.1. This Shareholders’ Agreement and the NET’s Shareholders Agreement (which is attached hereto as Attachment I) are binding upon all GB Shares, representing GB’s capital stock, which GB Shareholders currently hold or may hold in the future, when the same shall be subject to all the provisions of this Shareholders’ Agreement.

2.2. The provisions of the Shareholders Agreement of Net which are applicable to the GB Shares are hereby incorporated by reference to this Shareholders’ Agreement to the fullest extent applicable.

2.3. GB Shareholders herein represent and warrant that they are the lawful owners of the GB Shares as well as that such shares are free and clear from any and all Liens, except for what is provided for in this Shareholders’ Agreement and in the NET Shareholders’ Agreement.

3. RIGHT OF FIRST REFUSAL AND TRANSFER OF SHARES

3.1. GB Shares may not be Transferred, burdened or encumbered, during the effective term of this Shareholders’ Agreement and of the NET Shareholders’ Agreement, whether directly or indirectly, without compliance with the provisions set forth in the NET Shareholders’ Agreement. GB Shareholders hereby agree to comply with and abide by the restrictions, rights and obligations set forth in NET Shareholders’ Agreement, especially to the extent they refer to restrictions to Transfers of GB Shares, Right of First Refusal and Tag-Along Right.

3.2. Any legal business having as subject matter the GB Shares, subscription rights, warrants, debentures convertible into or exchangeable for GB Shares, or any other securities directly or indirectly assigning interests in GB’s capital shall only be carried out in accordance with the applicable legislation. In addition, any of such legal business carried out not in conformity with the provisions of this Section and of NET Shareholders’ Agreement, shall be null and void, and GB shall be prevented from effecting the Transfer or entering the referred business and underlying securities in its records.

4. GB’S CORPORATE PURPOSE AND BY-LAWS

4.1. GB is governed by the provisions of this Shareholders’ Agreement and by the provisions of NET Shareholders’ Agreement, as the case may be, the applicable legal provisions, as well as the provisions of GB’s By-laws, a copy of which is attached hereto as Attachment II to this Shareholders’ Agreement (“GB By-Laws”).

4.2 The sole corporate purpose of GB is to hold an interest in the capital of NET SERVIÇOS, it being certain that the carrying out of any other activity, the participation in any other business or the acquisition of assets or properties, or the assumption of liabilities of any nature whatsoever by GB, which are not directly related to the achievement of its corporate purpose, shall be contingent upon prior, express and unanimous approval of GB Shareholders, at a general meeting specially called and held for such purpose.

5. GB MEETINGS

5.1 Except for the special cases provided for by law and in Section 5.2 below, resolutions at general meetings of GB shall be made by majority of votes of those present to the meeting, without computation of blank votes, except for the following decisions, which shall require the affirmative vote of GLOBO and LATAM as long as each of GLOBO and LATAM (together with their respective Related Parties holding GB Shares, which shall be included in the definition of GLOBO and LATAM for the purposes of this Section 5) holds, directly or indirectly at least 10% (ten per cent) of the voting capital of NET SERVIÇOS, provided that, for the purposes of the provision of Section 5, such percentage ownership shall be calculated from time to time taking into consideration the Adjusted Ownership Proportion held by each of LATAM and GLOBO, which Adjusted Ownership Proportion, also for the purposes of the provisions of this Section 5, shall not be adjusted or diluted as a result of any issue, swap (caused by corporate restructuring conducted by LATAM), conversion into, split, combination, cancellation or redemption of shares of NET SERVIÇOS or GB, by reason of any acquisitions, capitalizations in cash or assets to NET SERVIÇOS or GB in cash or assets, or any type of merger or other type of corporate restructuring involving NET SERVIÇOS or GB:

(i)	any increase in GB’s capital (except for incorporation of reserves or if required by law or in order to fund any subscription of a NET SERVIÇOS’s capital increase), stock split-off or grouping, redemption or purchase of shares for purpose of cancellation or to be kept as treasury shares, issue or sale of any GB securities, whether convertible or not into shares, including, but not limited to, creation and issue of preferred shares, debentures, warrants, founder’ shares or share purchase or subscription options;

(ii)	any amendment to GB By-Laws, as in effect on this date, except in order to change the value of the capital of GB as a result of a capital increase duly approved;

(iii)	the exercise of any activity not expressly contemplated in GB’s corporate purpose;

(iv)	the Transfer or the creation of any Lien, at any title, of the Common Shares held by GB, except as provided for in Section 8;

(v)	any amendment, renewal or termination of NET Shareholders’ Agreement;

(vi)	the spin-off, merger, consolidation of GB or of GB shares into another company or of another company into GB, transformation or other forms of corporate restructuring;

(vii)	the non-distribution or distribution of dividends and/or interest on net equity in a different amount than the full dividend received by GB in its capacity as holder of Common Shares;

(viii)	the creation of founder’s shares;

(ix)	the granting to third parties, including directors, executive officers and employees, of profit sharing in GB or granting of call options on its shares;

(x)	registration of GB as a publicly-held company;

(xi)	authorization for GB’s directors and executive officers to file a petition in voluntary bankruptcy or to file a petition for debt rehabilitation (“concordata”);

(xii)	the approval of any vote to be cast by the officers of GB, pursuant to the provisions of the NET Shareholders’ Agreement with respect to the approval of any capital increase of NET SERVIÇOS, except in case if such capital increase is subscribed by GB in accordance with its equity ownership in NET SERVIÇOS; and

(xiii)	liquidation and dissolution of GB, except as provided for in Section 8 hereof.

5.2. The following decisions shall be mandatorily submitted to the general meetings of GB and their approval shall require the affirmative vote of GB Shareholders representing at least fifty-one per cent (51%) of GB’s voting capital:

(i)	approval of the balance sheets, financial statements and other documents as referred to in article 133 of the Corporations Law;

(ii)	election and dismissal of GB’s Executive Officers;

(iii)	nomination of members for the Board of Directors of NET SERVIÇOS that GB has the right to elect in conformity with Section 6 of NET Shareholders’ Agreement, with due regard to the provisions in Section 8.2 hereof; and

(iv)	nomination of members for the Board of Officers of NET SERVIÇOS which GB has the right to elect in conformity with Section 7 of NET Shareholders’ Agreement.

5.3. The voting rights of the Common Shares issued by NET SERVIÇOS and held by GB shall be exercised in accordance with the provisions of NET Shareholders’ Agreement, provided that GB’s Executive Officers shall be required to comply and ensure the compliance with the referred provisions.

5.4. In the event the minimum quorum required for resolutions to be made in conformity with the law or with Sections 5.1 and 5.2 hereof is not achieved in any general meeting of shareholders, the matter shall be deemed not to have been approved.

5.5. General meetings shall be called by the Chief Executive Officer of GB, whenever he considers it convenient or necessary, and, further, upon request of any of GB Shareholders, which request must be accompanied by a description of the matters to be discussed in the general meeting.

5.6. Without prejudice to the formalities provided for in the applicable laws, GB Shareholders shall be called to the general meetings of GB upon written notice sent in conformity with Section 15.2 hereof, at least eight (8) days in advance to the date set for the meeting. Regardless of the formalities referring to calling of general meetings provided for herein, any general meeting attended by all GB Shareholders shall be deemed as a regular meeting.

5.7. General meetings shall be presided over by the Chief Executive Officer of GB, who shall appoint a secretary to act in the meeting. The Chairman of the Meeting shall refrain himself from recording any resolution not made in conformity with the provisions hereof, as set forth in Article 118 of the Corporations Law.

6. GB’s BOARD OF OFFICERS

6.1. GB’s Board of Officers shall comprise two (2) Executive Officers, being one (1) Chief Executive Officer and one (1) Superintendent Officer, who shall be elected and replaced by the General Meeting of GB pursuant to Section 5.2 above, for a three (3)-year term of office.

6.2. GB shall be represented by (i) two Executive Officers; or (ii) by any Executive Officer acting together with one attorney-in-fact with special powers, provided that such attorney-in-fact shall have been appointed by two Executive Officers in conformity with item (i) hereof.

7. GB SHARES CALL OPTION AND PUT OPTION

7.1. GLOBO hereby irrevocably and irreversibly grants to LATAM an option for LATAM to purchase from GLOBO (the “Call Option”) the number of Common Shares issued by GB which represents the higher of (i) two per cent (2%) of GB’s voting capital, (ii) a percentage of GB’s total capital equal to the percentage represented by sixteen million, one hundred sixty-two thousand, seven hundred ninety-nine (16,162,799) Common Shares in relation the total amount of Common Shares of Net held by GB at the time the Call Option is exercised, or (iii) in any circumstance such number of common voting GB Shares that would result in LATAM obtaining the majority of the voting rights of GB (the “Call Option Shares”), it being agreed that, once the Call Option is exercised, LATAM shall purchase from GLOBO and GLOBO shall sell to LATAM all the Call Option Shares, with due regard to the terms and conditions provided for in this Section.

7.1.1 The Call Option may be exercised by LATAM or by any other party as may be appointed by the latter in conformity with Section 7.5, at any time, upon written notice to the GLOBO, with the documents set forth in Section 7.3, delivered in accordance with Section 15.2 of this Shareholders’ Agreement (“Call Option Exercise Notice”).

7.2. LATAM hereby irrevocably and irreversibly grants GLOBO an option for GLOBO to sell to LATAM (the “Put Option”) that number of Common Shares issued by GB which represents the higher of (i) two per cent (2%) of GB’s voting capital, (ii) a percentage of GB’s total capital equal to the percentage represented by sixteen million, one hundred sixty-two thousand, seven hundred ninety-nine (16,162,799) Common Shares in relation the total amount of Common Shares of Net held by GB at the time the Call Option is exercised, or (iii) in any circumstance, such number of common voting GB Shares that would result in LATAM obtaining the majority of the voting rights of GB (the “Put Option Shares”), it being agreed that, once the Put Option is exercised, LATAM shall purchase from GLOBO and GLOBO shall sell to LATAM all the Put Option Shares, with due regard to the terms and conditions provided for in this Section.

7.2.1 The Put Option may only be exercised by GLOBO as from the moment that GLOBO determines in good faith that the applicable Brazilian legislation and regulation authorizes LATAM to purchase the Put Option Shares, along with the rights and prerogatives set forth herein, in the Shareholders’ Agreement of NET, and in GB By-Laws.

7.2.2 With due regard to the condition precedent set forth in Section 7.2.2, the Put Option may be exercised by GLOBO, at any time, upon written notice to LATAM, made in accordance with Section 15.2 of this Shareholders’ Agreement (“Put Option Exercise Notice”).

7.3. The Call Option Shares and the Put Option Shares (as the case may be, the “Option Shares”) shall be transferred by GLOBO to LATAM or to whom it shall designate in accordance with Section 7.5, through registry in GB’s proper books, against payment of the Price, free and clear of any Liens (except for those provided for in this Shareholders’ Agreement and in NET Shareholders’ Agreement), at 11:00 a.m. on the tenth (10th) business day counted from the delivery of LATAM’s statement to the effect that all the government authorizations required for the transfer of the Option Shares arising out of the exercise of the Call Option or the Put Option, as the case may be, have been obtained, including, as applicable, publication of the approval by the National Telecommunications Agency (“Anatel”) for the transfer of the Option Shares, as set forth herein, and the legal grounds therefore (the “Approvals”), as well as LATAM’s commitment to hold GLOBO harmless from any losses it may incur by reason of any misrepresentation contained in the referred statement (the “Globo Transfer”).

7.3.1 On the date of the GLOBO Transfer, GLOBO shall represent and warrant to LATAM that GLOBO is the lawful owner of the Option Shares and upon the delivery of all of the Option Shares pursuant to the GLOBO Transfer, LATAM will acquire legal and valid title to such shares, entirely free and clear of any Liens, options, preemptive rights, rights of enjoyment and other claims of any nature whatsoever, other than those created by or permitted to exist under this Shareholders’ Agreement and the NET Shareholders’ Agreement.

7.4 The total price of the Option Shares shall be paid in Reais in accordance with the Conversion Rate of the day of payment, and it shall correspond (except for the case foreseen in Section 7.4.1) to the result of the multiplication of (x) the amount per share in North American Dollars paid in equivalent Reais to GLOBO for the price of the Acquired Shares by LATAM, pursuant to the Share Purchase Agreement entered into by and between GLOBO and LATAM, with GB as intervening party, on July 27, 2004, by (y) the ratio of GB Shares and Common Shares, calculated by application, mutatis mutandis of the formula set forth in item (ii) of the Adjusted Ownership Proportion definition under the NET Shareholders’ Agreement.

7.4.1 In case the Option Shares represent a higher percentage between (i) 2% (two percent) of the voting capital of GB; and (ii) a percentage of the total capital stock of GB equivalent to the percentage represented by 16,162,799 (sixteen million, one hundred and sixty two thousand, seven hundred and ninety nine) Common Shares in relation to the total amount of Common Shares of NET SERVIÇOS owned by GB at the time of Call Option is exercised, the Price of such exceeding Option Shares will correspond to the subscription price of those shares added by the exchange variation checked since the date of subscription until the date of the payment of the capital by GLOBO.

7.4.2 For the purposes of this Section, “Conversion Rate” means the average bid and ask exchange rate of US Dollars in Reais, on the business day immediately preceding the date on which the calculation shall be required, as disclosed in the Brazilian Central Bank Information System – SISBACEN (PTAX 800 – Currency 220 – Screen 5).

7.4.3 The Price shall be paid to GLOBO in immediate available funds, upon the Transfer to LATAM of the Option Shares, by a deposit in a bank account held by GLOBO to be informed to LATAM in writing by means of a five (5) days prior written notice.

7.5 With due respect to the provisions of Section 7.5.1, LATAM may, at its sole discretion, indicate any third-party or a Related Party to purchase the Option Shares, in which case LATAM shall remain jointly liable with the indicated third-party or a Related Party with respect to all of its obligations under the Call Option or the Put Option, this Shareholders’ Agreement and the Net Shareholders’ Agreement, and upon the purchase of the Option Shares by the third-party or the Related Party, such parties shall adhere in writing and without exceptions to the terms and conditions herein and in the Net Shareholders’ Agreements.

7.5.1 LATAM agrees not to assign or transfer any of its rights and/or obligations hereunder to any of its Affiliates in the event that such assignment, in accordance to an evaluation to be carried out by LATAM in good faith, adversely affects the possibility of obtaining the Approvals.

7.6 Within five (5) business days counted from the delivery of the Call Option Exercise Notice or the Put Option Exercise Notice, as the case may be, GLOBO and LATAM shall present or shall cause GB to present, all requests for obtaining the Approvals and shall endeavor their best efforts to obtain the Approvals as soon as possible. With due regard to the provisions of Section 7.6.2, the coordination of the procedures for obtaining the Approvals shall be incumbent upon LATAM, which shall bear the corresponding costs, provided that each of the GB Shareholders shall be liable for its own attorneys’ and advisors’ fees. None of the GB Shareholders shall be obliged to accept any amendment to the terms and conditions established herein for the purpose of obtaining the Approvals.

7.6.1 GLOBO and LATAM shall fully cooperate and shall cause GB to fully cooperate for the preparation and filing of a joint concentration act, as required by the applicable laws, and shall endeavor their best efforts in order to obtain the approval of the Administrative Council for Economic Defense (“CADE”) as for the Transfer. The coordination of the procedures for obtaining the approvals set forth in this Section shall be incumbent upon LATAM, which shall bear the corresponding costs, provided that each Shareholder shall be liable for the its own attorneys’ and advisors’ fees. In the event that issues raised by CADE refer to businesses conducted by the LATAM and/or its Affiliates or by GLOBO and/or its Affiliates (which shall include NET and its Affiliates), the coordination of the procedures with CADE with respect to such issues shall be incumbent to LATAM or GLOBO, as the case may be, and the associated costs arising therefrom shall be incumbent upon the party assuming such coordination role.

7.6.2 GLOBO and LATAM undertake to (i) agree, prior to their presentation, upon the contents of any communications, relevant facts, notices or petitions sent to the Brazilian and foreign regulatory authorities, including the Brazilian Securities Exchange Commission - CVM, Anatel and CADE; and (ii) disclose the terms pertaining to the transactions contemplated in this Section 7 strictly to the extent necessary pursuant to a legal or regulatory requirement to which GB Shareholders may be subject, said GB Shareholders being required to previously agree upon the wording and contents of any such material before its disclosure in any manner whatsoever.

7.7. Upon Transfer by GLOBO to LATAM of the Option Shares, by means of the execution of the transfer deeds in the Livro de Transferência de Ações Nominativas (share transfer registry book) and the appropriate registries in the Livro de Registro de Ações Nominativas (share registry book), and payment of the Price to GLOBO by LATAM, the purchase and sale of the Option Shares shall be deemed perfected and complete.

7.8. It is certain and agreed that the Option Shares shall be sold “empty of benefits”, that is, all the dividends and interests on net equity declared and not paid until the Transfer shall be owned by GLOBO. GLOBO shall be entitled to vote the Option Shares until the Transfer date.

7.9 Upon the exercise of the Call Option or the Put Option, as the case may be, LATAM undertakes to replace any and all guaranties granted by GLOBO, or a Related Party to GLOBO, in favor of NET SERVIÇOS or in favor of NET Brasil S.A. (“NET Brasil”), being NET SERVIÇOS the beneficiary of such guaranty.

7.9.1 Until the guaranties granted by GLOBO in favor of NET SERVIÇOS, or in favor of NET Brasil, being NET SERVIÇOS the beneficiary of such guaranty, referred to in Section 7.9 are totally replaced by LATAM, LATAM shall constitute guaranties (contra-garantias) in favor of GLOBO in order to hold GLOBO harmless in case NET SERVIÇOS fails to comply with any obligation guarantied by GLOBO.

8. GLOBO’S RIGHTS SUBSEQUENTLY TO THE CALL OPTION EXERCISE

8.1. At any time after the exercise of the Call Option or the Put Option, as the case may be, any of the GB Shareholders shall be entitled to require, upon notice delivered for such purpose as provided for in Section 15.2 below, the termination of GB or its merger into NET SERVIÇOS, with the consequent termination of GB, and delivery to GB Shareholders of the Common Shares issued by NET SERVIÇOS and owned by GB, in the proportion of the interests then held by GB Shareholders in GB, without any distinction whatsoever as for the type of New Shares held. GLOBO, the LATAM and other GB Shareholders, if any, shall approve, with the votes of their GB Shares, as well as with the votes of their Common Shares issued by NET SERVIÇOS, as the case may be, the necessary corporate transactions, at general meetings to be called and held within thirty (30) days from the receipt of GLOBO’s notice to this effect, performing the Transfer of the Common Shares issued by NET SERVIÇOS to GB Shareholders and the necessary amendments to the Net Shareholders’ Agreement, including to provide for GLOBO’s rights as set forth in Section 8.3 hereof.

8.1.1 For the purposes of this Section 8.1 and in connection with the termination of GB, GB Shareholders undertake to implement the structure which is the most efficient one for both the GB Shareholders from a tax and corporate point of view.

8.2 At any time after the exercise of the Call Option or the Put Option, as the case may be, GLOBO shall be entitled to demand, upon notices delivered for such purpose to the LATAM, the exchange of all its GB Shares for preferred shares issued by NET SERVIÇOS without any additional payment from one party to the other, being LATAM required to deliver to GLOBO the applicable number of preferred shares issued by NET SERVIÇOS as determined pursuant to this Section 8.2. The number of preferred shares to be delivered by LATAM to GLOBO shall be determined in accordance with formula set forth in item (ii) of the Adjusted Ownership Percentage definition, and once this determination is made, the number of Common Shares such GB Shares represent shall be exchanged at the ratio of 1:1. LATAM undertakes to maintain or acquire the number of preferred shares issued by NET SERVIÇOS that might be required to comply with such obligation herein. GLOBO,LATAM and other GB Shareholders, if any, undertake to approve such exchange, waiving their rights of first refusal, as well as to execute the instruments of transfer and other instruments required for the exchange to be carried out on the fifth (5th) day counted from the receipt of GLOBO’s notice to this effect, performing the Transfer of the preferred shares issued by NET SERVIÇOS to GLOBO, which shares shall not be subject to any Liens whatsoever, neither bound to NET Shareholders’ Agreement.

8.3 As long as GLOBO shall remain, whether directly or indirectly the holder of at least ten per cent (10%) of the Adjusted Ownership Proportion, provided that, for the purposes of the provision of this Section

8.3, shall not be adjusted or diluted as a result of any issue, swap (caused by corporate restructuring conducted by LATAM), conversion into, split, combination, cancellation or redemption of, shares of NET SERVIÇOS or GB, by reason of any capitalizations in cash or assets to NET SERVIÇOS or GB, or any type of merger or other type of corporate restructuring involving NET SERVIÇOS or GB, GLOBO shall be entitled to nominate and replace, at any time, one (1) member and its respective deputy member for the Board of Directors of NET SERVIÇOS, provided that GB and/or LATAM shall be required, as the case may be, to exercise the votes of their Common Shares issued by NET SERVIÇOS in such a manner as to ensure the election of such sitting member and respective deputy member nominated by GLOBO for the Board of Directors of NET SERVIÇOS.

8.3.1 GLOBO’s right to nominate members for the Board of Directors of NET SERVIÇOS is in addition to and does not adversely affect GLOBO’s right to elect and replace one (1) sitting member and his respective deputy member in the Board of Directors of NET SERVIÇOS as set forth in Section 6.1, item (i) of NET Shareholders’ Agreement.

9. FURTHER RIGHTS AND OBLIGATIONS OF LATAM

9.1 As and if required in compliance with NET’s By-Laws, and with article 254-A of Law No. 6.404/76, as amended, LATAM shall, exclusively at its cost and risk, carry out the public offering of purchase of NET SERVIÇOS shares. All expenses in connection with the compliance of the obligations herein shall be incumbent upon the LATAM.

10. DISPUTE RESOLUTION AND PERFORMANCE OF THE AGREEMENT

10.1. The GB Shareholders hereby agree that all disputes arising out of or in connection with this Shareholders’ Agreement and the transactions contemplated hereby shall be finally resolved solely and exclusively by means of arbitration, to be conducted in Portuguese and English in the City of Rio de Janeiro in the State of Rio de Janeiro, by the International Court of Arbitration of the International Chamber of Commerce (“ICC”), under the Rules of Arbitration of the International Chamber of Commerce. There will be a transcript kept of the proceedings in Portuguese and English. The arbitration shall be conducted by a panel consisting of three (3) arbitrators. The arbitrators shall be appinted, as follows: (a) one arbitrator shall be nominated by the party initiating arbitration at the time of the filing of its request for arbitration, (b) the second arbitrator shall be nominated by the opposing party at the time of the filing of its answer (which shall be due thirty (30) days after receipt of the request for arbitration), and (c) the third arbitrator (who shall act as chairman) shall be appointed by the arbitrating parties within thirty (30) days thereafter or failing that the International Court of Arbitration of the International Chamber of Commerce. The award of the arbitrators shall be final, conclusive and binding upon the arbitrating parties, and a judgment upon the award may be recognized and enforced in any court of competent jurisdiction. The GB Shareholders agree that any arbitration shall be kept confidential and that any information or documents, including any pleadings or submissions exchanged or produced in such arbitration (including but not limited to briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the Secretary of the International Court of Arbitration of the International Chamber of Commerce, the parties, their counsel and any person necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings, if any, or in order to satisfy disclosure obligations imposed by any applicable law.

10.2. The GB Shareholders agree to submit to the exclusive personal jurisdiction of the state courts of the Judiciary District of Rio de Janeiro (Comarca da Cidade do Rio de Janeiro), for the limited purpose of enforcing this arbitration agreement or any award resulting from arbitration pursuant to this Section 10. The GB Shareholders agree that the arbitration proceeding described in this Section 10.1 is the sole and exclusive manner in which the GB Shareholders may resolve disputes arising out of or in connection with this Shareholders’ Agreement; provided that the GB Shareholders expressly agree that nothing in this Shareholders’ Agreement shall prevent the GB Shareholders from applying to a court having jurisdiction over any of the parties to this Shareholders’ Agreement for the limited purpose of obtaining temporary and provisional or injunctive relief (medida cautelar) necessary solely to preserve the status quo or otherwise to prevent irreparable harm to a party pending the outcome of arbitration.

10.3. The payment of indemnity for losses and damages arising out of default in the compliance with the provisions of this Shareholders’ Agreement shall not constitute, solely by itself, enough remedy, shall not exclude the specific performance provided for herein, and shall not release the party liable for breach of this Shareholders’ Agreement from other consequences provided by law.

11. AGREEMENT TERM

This Shareholders’ Agreement shall be valid and effective as long as each of GLOBO and LATAM (together with its respective Related Parties) owns directly or indirectly (including through GB, in which case the number of Common Shares shall be calculated in accordance with the Adjusted Ownership Proportion) at least 153.759.717 (one hundred and fifty three million, seven hundred and fifty nine thousand, seven hundred and seventeen) Common Shares, irrespective of the percentage represented by such Common Shares.

12. REPRESENTATIONS AND WARRANTIES

12.1 GLOBO represents and warrant to LATAM the following:

12.1.1 Authority Relating to this Agreement. GLOBO is lawfully authorized to enter into this Shareholders’ Agreement and have obtained all the corporate authorizations required to enter into this Shareholders’ Agreement and to perform the transactions herein contemplated. This Shareholders’ Agreement has been duly and validly entered into and constitutes a valid and binding agreement, enforceable in relation to GLOBO pursuant to its terms.

12.1.2 Non-Violation. The execution of this Agreement does not and will not (i) violate any provision in GLOBO’s By-laws or in any other of their corporate documents, (ii) violate, infringe or give cause to material default of the contractual provisions or commitments to which GLOBO may be a party, (iii) infringe any legal provision, decree, rule or regulation, administrative or judicial order to which GLOBO may be subject, (iv) require any consent, approval or authorization from, notice to, or filing or registration with any individual or legal entity, or court, in any case in Brazil, save for Anatel Approval and those authorizations and other formalities already provided for in this Shareholders’ Agreement and those which have already been obtained and are in force on this date.

12.2 LATAM represents and warrants to GLOBO the following:

12.2.1 Authority Relating to this Agreement. LATAM is lawfully authorized to enter into this Shareholders’ Agreement and has obtained all the corporate authorizations required to enter into this Shareholders’ Agreement and to perform the transactions contemplated hereunder. This Shareholders’ Agreement has been duly and validly entered into and constitutes a valid and binding agreement, enforceable in relation to LATAM in accordance with its terms.

12.2.2 Non-Violation. The execution of this Shareholders’ Agreement does not (i) violate any provision in LATAM’s By-laws or in any other of its corporate documents, (ii) violate, infringe or otherwise constitute or give cause to material default of the contractual provisions, commitments or other material obligations to which LATAM may be a party, (iii) infringe any legal provision, decree, rule or regulation, administrative or judicial order to which LATAM may be subject, and (iv) require any consent, approval or authorization from, notice to, or filing or registration with any individual or legal entity, or court, save for those authorizations and other formalities already provided for in this Agreement and those which have already been obtained and are in force on this date.

12.3 The Parties hereto acknowledge the transactions set forth herein have been agreed under the condition that no Party have made or will make any further representation and warranty other that the ones expressly set forth in this Section 12 and those regarding to the property of GB Shares and non-existence of Liens and encumbrances on Option Shares.

13. DISCLOSURE OF THE AGREEMENT

13.1 This Shareholders’ Agreement shall be filed with GB’s head-office, as well as shall be recorded in its books, and GB shall be responsible for abiding by, complying with and ensuring the compliance with the provisions hereof, in conformity with and for the purposes set forth in article 118 of Law no 6404/76.

14. TELMEX GUARANTEE

14.1. TELMEX shall be jointly liable with LATAM in respect to the fulfillment of any and all obligations of LATAM established herein.

15. MISCELLANEOUS

15.1 The Shareholders’ Agreements binds the parties and its successors and permitted assignees at any title.

15.2. Any notice, request or communication relating to this Shareholders’ Agreement, as well as any communication involving GB and GB Shareholders, including for purposes of giving or receiving information, shall be sent by letter or by fax or by any other means, with return receipt, to their respective representatives, at the addresses indicated below:

(i) in case of GB:

GB Empreendimentos e Participações S.A.

c/o GLOBOPAR

Av. Afrânio de Melo Franco 135, 5th floor - part

22430-060, Rio de Janeiro - RJ

Brazil

Fax: (21) 2512-6195

Attention: Ronnie Vaz Moreira

With copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

U.S.A.

Fax: 1-212-909-6836

Attention: Michael Gillespie

Souza, Cescon Avedissian, Barrieu e Flesch Advogados

Avenida Funchal, 263

São Paulo –SP

Brazil

Fax: 55-11-3089-6565

Attention: Maria Cristina Cescon Avedissian

(ii) in case of GLOBO, to:

c/o GLOBOPAR

Av. Afrânio de Melo Franco nº 135, 1º andar

22430-060, Rio de Janeiro - RJ

Brazil

Fax: (21) 2512-6195

Attention: Ronnie Vaz Moreira

Fax: (21) 2540-1086

Attention: Simone Lahorgue Nunes

With copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

U.S.A.

Fax: 1-212-909-6836

Attention: Michael Gillespie

Souza, Cescon Avedissian, Barrieu e Flesch Advogados

Avenida Funchal, 263

São Paulo –SP

Brazil

Fax: 55-11-3089-6565

Attention: Maria Cristina Cescon Avedissian

(iii) in case of the LATAM:

Teléfonos de México, S.A. de C.V.

Parques Via 198, Colônia Cuahtemoc

CP 06599 – City of Mexico

Mexico

Attention: Sérgio Rodriguez Molleda

Fax: 52 55 92 66 87

Latam do Brasil Participações S.A.

Rua Regente Feijó, 166, 16th floor, office 1687 –A – part

Attention: Carlos Henrique Moreira

Fax: 55 (21) 2121-6370

With copy to:

Teléfonos de México, S.A. de C.V.

Parques Via 198, Colônia Cuahtemoc

CP 06599 – City of Mexico

Mexico

Attention: Sérgio Rodriguez Molleda

Fax: 52 55 92 66 87

Xavier, Bernardes, Bragança Sociedade de Advogados

Avenida Rio Branco, no. 01, 14th floor- A

Rio de Janeiro – RJ

Brazil

Fax: 55 (21) 2272-9216

Attention: Alberto de Orleans e Bragança or Marcos Medeiros Coelho da Rocha

(iv) if to TELMEX:

Teléfonos de México, S.A. de C.V.

Parques Via 198, Colônia Cuahtemoc

CP 06599 – City of Mexico

Mexico

Attention: Sérgio Rodriguez Molleda

Fax: 52 55 92 66 87

Xavier, Bernardes, Bragança Sociedade de Advogados

Avenida Rio Branco, no. 01, 14th floor- A

Rio de Janeiro – RJ

Brazil

Fax: 55 (21) 2272-9216

Attention: Alberto de Orleans e Bragança or Marcos Medeiros Coelho da Rocha (the attorneys-in-fact for purpose of Section 15.2.3 hereunder)

15.2.1 Notices made in accordance with this Section 15.2 shall be deemed to have been delivered (i) upon forwarding, if sent by fax during business hours at the addressee’s place; (ii) at 09:00 a.m. on the business day immediately following the forwarding date, if sent by fax outside business hours at the addressee’s place; and (iii) at 09:00 a.m. on the third business day following the forwarding date, if sent by courier.

15.2.2 The parties may change their respective addresses as above mentioned, whenever the new address is located within the domestic territory, upon notice to all the other parties.

15.2.3 TELMEX hereby agrees to have a Brazilian resident attorney-in-fact duly empowered to receive any summons or notices with respect to this Shareholders’ Agreement. TELMEX has delivered to GLOBO a copy of the power of attorney granted to the above named attorney-in-fact for the purposes hereof. The above named attorney-in-fact may not be replaced or have his powers revoked unless upon written notice to GLOBO under the terms hereof.

15.3. Any amendment to this Shareholders’ Agreement shall not be valid unless if made in writing and signed by all the GB Shareholders.

15.4. This Shareholders’ Agreement and, to the extent applicable, the NET Shareholders Agreement, govern all the relations among the GB Shareholders as far as they concern the subject matter hereof, and fully revokes and replaces any prior agreements, whether verbal or written, among GB Shareholders with respect to GB.

15.5 Except as expressly provided for herein, the obligations and rights set forth in this Shareholders’ Agreement may not be assigned or transferred, either in whole or in part.

15.6 This Shareholders’ Agreement shall be governed by the laws of the Federative Republic of Brazil, with due regard to the provisions of article 118 of Law no. 6.404/76. Any disputes arising out of or related to the provisions hereof, either separately or jointly with GB’s By-Laws, including those related to the enforceability, effectiveness and construance, as well as rules enacted by the National Monetary Council, the Brazilian Central Bank and the Brazilian Securities and Exchange Commission shall be settled by arbitration. The arbitration shall be conducted by one or more arbitrators selected in accordance with this Agreement.

15.7 This Shareholders’ Agreement is executed in Portuguese. An English free translation of this Shareholders’ Agreement is attached hereto for reference purposes. Should there be any discrepancy, the Portuguese version shall prevail.

15.8 This Shareholders’ Agreement shall be filed with GB’s head-office, as well as shall be recorded in its books, and GB shall be responsible for abiding by, complying with and ensuring the compliance with the provisions hereof. GB shall enter a note on the margin of the record referring to the registered shares owned by GB Shareholders, with the following wording: “The shares represented by this record, including their transfer or encumbrance at any title whatsoever or the exercise of the voting right, shall be subject to the liens and to the provisions of the Shareholders’ Agreement dated on March 21, 2005, under penalty of rendering the transfer, encumbrance or exercise of the voting right ineffective”.

In witness whereof, the GB Shareholders, as well as the intervening parties, execute this Agreement in six (06) counterparts of the same content and effect, together with two (2) witnesses.

São Paulo, March 21, 2005.

GLOBO COMUNICAÇÕES E PARTICIPAÇÕES S.A

DISTEL HOLDING S.A.

LATAM DO BRASIL PARTICIPAÇÕES S.A.

GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

TELÉFONOS DE MÉXICO, S.A. DE C.V.

Witnesses:

1.	2.
Name: Id:	Name: Id:

ATTACHMENT I

NET’S SHAREHOLDERS AGREEMENT

(incorporated by reference)

ATTACHMENT II

BYLAWS OF GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

Name and Duration

Article 1. GB Empreendimentos e Participações S.A. is a corporation, with indeterminate duration, governed by the provisions of these Bylaws and by applicable legal provisions, especially Law no. 6.404 of December 15 of 1976, and later amendments (“Law of Corporations”).

Head Office

Article 2. The Company has its principal place of business and jurisdiction in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Afrânio de Melo Franco no. 135 – part, Leblon, where its administrative offices are located, and may open branches, offices and representations in any place in the country or abroad, by means of decision of the General Meeting.

Corporate Purpose

Article 3. The corporate purpose of the Company is, exclusively, to hold equity interest in Net Serviços de Comunicação S.A., a share corporation with head offices at Rua Verbo Divino no. 1356, 1st floor, Chácara Santo Antônio, São Paulo, registered as taxpayer under CNPJ/MF no. 00.108.786/0001-65 (“Net Services”).

Capital Stock and Shares

Article 4. The capital stock of the Company, totally subscribed and paid-in, is of R$ 32,187.00 (thirty-two thousand, one hundred eighty-seven reais), divided into 32,187 (thirty-two thousand one hundred eighty-seven) shares, of which 10,730 (ten thousand, seven hundred and thirty) are common shares and 21,457 (twenty-one thousand, four hundred fifty-seven) preferred shares, all nominative and without par value.

Article 5. Each common share grants its owner the right to one (01) vote in the General Shareholders Meetings.

Article 6. The preferred shares of the Company are not entitled to vote but are assured priority in the return of the capital, without premium, in the event of liquidation.

Article 7. The ownership of the shares will be evidenced upon recording the name of the Shareholder in the book of “Registry of Nominative Shares”. At the request of any Shareholder, the Company will issue share certificates. The share certificates, which may be grouped in multiple instruments, when issued, shall be signed by two (02) Officers of the Company.

General Shareholders Meeting

Article 8. The General Shareholders Meeting will be held, ordinarily, once every year, in the first four (04) months after the closing of each fiscal period, to discuss the matters provided for in law.

Article 9. The Extraordinary General Meetings will be held whenever necessary, when the corporate interests so require, or when the provisions of these Bylaws or of the applicable laws require decision of the Shareholders.

Article 10. The General Shareholders Meeting, Ordinary or Special, will always be called by the President of the Company, when deemed convenient or necessary, and at the request of any of the Shareholders of the Company, such request that must be accompanied of the description of the matters to be discussed in the General Meeting. Officers of the Company have no specific designation.

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Article 11. Except for those special cases provided for in law, the decisions of the General Meeting of the Company will be taken by majority of the votes present, without computing blank votes.

Article 12. In the event the minimum quorum of deliberation foreseen in law is not reached in any General Meeting, the subject matter will be deemed not to have been approved.

Article 13. Without prejudice to the formalities set forth in applicable law, the Shareholders of the Company must be called to the General Shareholders Meeting by means of written notice sent at least 08 (eight) days prior to the date scheduled for such meeting.

Paragraph One. Regardless of the formalities for calling the General Meetings as set forth in this Article, the General Meeting where all shareholders are present will be regular.

Paragraph Two. The shareholders may be represented in the General Meetings by proxy appointed less than one (01) year, who is a shareholder, administrator of the Company or attorney.

Article 14. The General Meetings shall be chaired by the President of the Company and, in his absence, by the Superintendent Officer. The Chairman of the Meeting will invite a representative of one of the shareholders present to serve as secretary of the works. The President of the Meeting will abstain from recording any decision taken that is not in compliance with the provisions of the Company’s Shareholders Agreement filed at its had office, in the manner of article 118 of the Law of Corporations.

Management of the Company

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Article 15. The Company will be managed by a Board of Executives, who will have the attributions established in law and in these Bylaws. The Officers are released from offering security for the exercise of their duties.

Paragraph One: The members of the Board of Executives will take office upon signing the respective investiture instrument in the specific book, and shall remain in office until the investiture of their successors.

Paragraph Two. The Board of Executives of the Company will deliberate on the distribution among its members of the total remuneration established by the General Meeting.

Article 16. The Board of Executives will be comprised of two (02) Officers, shareholders or not, resident in the country, with one being the President and the other the Superintendent Officer.

Paragraph One. The Officers will be elected by the General Meeting for a three-year term, reelection permitted, and may be removed from office at any time.

Paragraph Two: In the event of vacancy of any of the offices of the Board of Executives, the respective replacement will be decided by the General Meeting to be called within 30 (thirty) days after the office became vacant.

Article 17. The representation of the Company, actively and passively, as well as the performance of all acts necessary or convenient for the adminstration of the corporate business, observing the limits established in law or in these By-Laws, will be incumbent on the Board of Executives.

Article 18. The attributions established in law and in these by-laws, in addition to others to be established in the General Meeting that elects the Officers, will be incumbent on the Board of Executives.

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Article 19. The representation of the Company, passively or actively, in court or out of court, will be made by two (02) Officers jointly, or by one (01) Officer jointly with an Attorney-in-Fact with special powers, provided that such Attorney-in-Fact has been appointed by two (02) Officers.

Paragraph One. Powers of attorney granted in the name of the Company, excepting those for court purposes, shall be valid for a maximum term of one (01) year.

Paragraph Two. In the absence of indication of the period of validity of the powers of attorney granted by the Company, it will be presumed that such powers of attorney were granted for a one-year period.

Article 20. Acts performed by any Officer, attorney-in-fact or employee involving obligations relative to business or operations foreign to the corporate purpose, such as sureties, guaranties, endorsements or any other guaranties in favor of third parties are expressly prohibited, being null and void with regard to the Company, excepting if otherwise expressly authorized by the General Shareholders Meeting.

Article 21. The meetings of the Board of Executives will be called by any of the Officers, whenever corporate interests so require, and deliberations will be made by majority of the votes present, with the President holding the casting vote in the case of tie-break.

Audit Committee

Article 22. The Audit Committee will only be installed in the fiscal period when called by decision of the Shareholders, as provided for in law.

Article 23. The Audit Committee, when installed, will be composed of a minimum of three (03) and a maximum of five (05) members and by an equal number of alternates, elected by the General Meeting, with reelection permitted, and having the duties and office terms set forth in law.

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Sole Paragraph. The remuneration of the members of the Audit Committee will be established by the General Meeting that elects them.

Fiscal Period and Profits

Article 24. The fiscal period will begin on January 1 and end on December 31 of each year, at which time the balance sheet and other financial statements will be prepared.

Paragraph One. A portion of 5% (five percent) will be deducted from the net profits of the period to constitute the legal reserve, which shall not exceed 20% (twenty percent) of the capital stock.

Paragraph Two. The Shareholders shall be entitled to an annual non-cumulative dividend of at least 25% (twenty-five percent) of the net profit for the period, in accordance with article 202 of the Law of Corporations.

Paragraph Three. The remaining balance, after compliance with legal provisions, will be allocated as decided by the General Meeting.

Paragraph Four. The Company may, at any time, have interim balance sheets drawn up in compliance with legal requisites or to serve corporate interests, including for purposes of distribution of intermediary or interim dividends which, if distributed, with be ascribed to the mandatory minimum dividend, above referred.

Liquidation

Article 25. The Company will be liquidated in those cases set forth in law, with the General Meeting being the only competent body to determine the manner of liquidation and to appoint the liquidator.

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Final Provisions

Article 26. The Company will comply with the shareholders agreements filed at its head office, and the Chairman of the General Meeting will abstain from computing votes contrary to its terms and the Board of Officers will abstain from recording share transfers, pursuant to article 118 of the Law of Corporations.

Article 27. In the event of any omission in these Bylaws, the pertinent legal provisions will apply.

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